                                                                       EXHIBIT 5

                          [McGUIREWOODS LLP LETTERHEAD]

                                        September 30, 2002

Board of Directors
Cornerstone Realty Income Trust, Inc.
306 East Main Street
Richmond, Virginia 23219

Ladies and Gentlemen:

     We have acted as counsel to Cornerstone Realty Income Trust, Inc. (the "Company"), a Virginia corporation, in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement"), to which this opinion is an exhibit. The Registration Statement pertains to the registration of 2,694,270 common shares of the Company (the "Common Shares") that may be issued in connection with certain redeemable preferred units of limited partnership interest (the "Preferred Units") in Cornerstone NC Operating Limited Partnership, a North Carolina limited partnership and a subsidiary of the Company (the "Limited Partnership") and which may be resold from time to time by the selling securityholders named therein (the "Selling Securityholders"). The Registration Statement is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). Terms not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

     We have reviewed originals or copies of (i) the Amended and Restated Articles of Incorporation (as amended), Bylaws and other corporate documents of the Company, (ii) the Limited Partnership's Agreement of Limited Partnership dated September 30, 2001 (the "Limited Partnership Agreement") and (iii) the Registration Statement. In addition, we have reviewed such other documents and have made such legal and factual inquiries as we have deemed necessary or advisable for purposes of rendering the opinions set forth below. Where we have considered it appropriate, as to certain facts we have relied without investigation or analysis of any underlying data contained therein, upon representations of officers or other appropriate representatives of the Company

     Based on and subject to the foregoing and the further limitations and qualifications hereinafter expressed, we are of the opinion that:

     (1) The Company is duly organized and validly existing under the laws of the Commonwealth of Virginia; and

     (2) The Common Shares that may be issued to the Selling Securityholders in exchange for the Preferred Units, when issued in accordance with the terms of the Limited Partnership Agreement, will be, legally issued, fully paid and non-assessable.

Cornerstone Realty Income Trust
September 30, 2002
Page 2 of 2


     Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the heading ""Legal Matters" in the prospectus which is a part of such Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.


                                        Very truly yours,


                                        /s/ McGuireWoods LLP